EXHIBIT 10.1

EMPLOYMENT AGREEMENT

AGREEMENT entered into as of January 30, 2006, by and between MEREDITH CORPORATION, an Iowa corporation (the "Company"), and STEPHEN M. LACY ("Lacy"), to become effective July 1, 2006.

WITNESSETH:

WHEREAS, Lacy has been employed by the Company as its President; and

WHEREAS, the Company wishes to continue to employ Lacy pursuant to the terms and conditions hereof, and in order to induce Lacy to enter into this agreement (the "Agreement") and to secure the benefits to accrue from his performance hereunder is willing to undertake the obligations assigned to it herein; and

WHEREAS, Lacy is willing to continue his employment with the Company under the terms hereof and to enter into the Agreement;

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Position; Duties; Responsibilities.

1.1 Lacy shall initially serve as President and Chief Executive Officer of the Company effective July 1, 2006. Lacy shall at all times report to and be subject to the supervision, control and direction of the Board of Directors of the Company. Lacy shall at all times be the most senior executive officer of the Company. Subject only to Lacy's duty to report to the Board, Lacy's responsibilities and authorities hereunder shall include day to day and strategic authority over the Company and its affiliates, P&L authority over all operations of the Company and its affiliates, and the duty and authority to hire, make employment decisions, and terminate all subordinates employed by the Company or its affiliates and Lacy shall report directly and exclusively to the Board, and all other officers, employees, and consultants of the Company shall (except to the extent otherwise prescribed by law, regulation, or principles of good corporate governance) report directly (or indirectly through subordinates) to Lacy. Lacy shall have such other responsibilities and authorities consistent with the status, titles and reporting requirements set forth herein as are appropriate to said positions, subject to change (other than diminution in position, authority, duties or responsibilities) from time to time by the Board of Directors of the Company.

1.2 During the course of his employment, Lacy agrees to devote his full time and attention and give his best efforts and skills to furthering the business and interests of the Company, which, subject to the mutual agreement of Lacy and the Board of Directors, which shall not be unreasonably withheld, may include Lacy volunteering his time and efforts on behalf of charitable, civic, professional organizations and boards of other corporations.

2. Term.

The term of employment under this Agreement shall commence as of July 1, 2006, and shall continue through June 30, 2009, unless sooner terminated in accordance with this Agreement, and thereafter as herein provided. Lacy's term of employment shall automatically renew for subsequent one (1) year terms, the first of which would begin on July 1, 2009, subject to the terms of this Agreement unless either party gives written notice six (6) months or more prior to the expiration of the then existing term of its decision not to renew (the "Term").

In the event this Agreement expires at the end of the Term, as extended if applicable, after the Company has delivered a Non-Renewal Notice to Lacy, such termination of Lacy's employment with the Company will be treated for all purposes hereunder as a termination of employment by the Company Without Cause pursuant to Section 9.4.

3. Base Salary.

3.1 The Company shall pay Lacy a base salary during the Term of this Agreement at the minimum annual rate of Eight Hundred Ten Thousand Dollars ($810.000) ("Base Salary"), payable in accordance with the standard payroll practices of the Company.

3.2 It is understood that the Base Salary is to be Lacy's minimum annual compensation during the Term. The Base Salary may increase at the discretion of the Compensation Committee of the Company's Board of Directors ("Compensation Committee"). Base Salary shall include all such increased amounts, and, if increased, Base Salary shall not thereafter be decreased.

4. Long-Term Incentive Plans.

During the Term of this Agreement, Lacy shall be eligible to participate in all long-term incentive plans, including, without limitation, stock incentive plans adopted by the Company and in effect (collectively, "Long-Term Incentive Plans"), at levels of awards to be granted by the Compensation Committee commensurate with the level of Lacy's responsibilities and performance thereof. At its regular August 2006 meeting the Compensation Committee shall approve an award to Lacy of One Hundred Six Thousand (106,000) stock options with a three (3) year cliff vesting schedule and a strike price equal to the fair market value of Meredith common stock on the date of such award.

5. Bonus.

5.1 During the Term of this Agreement, Lacy shall be eligible to participate in the Meredith Management Incentive Plan (or any successor or replacement annual incentive plan of the Company) ("MIP"), for such periods as it continues in effect, subject to the terms of the MIP, and to the discretion vested in the Compensation Committee under the MIP; provided, however, that the percentage of Base Salary payable as a target bonus under the MIP shall not be less than one hundred percent (100%) (actual Company financial results may result in an actual bonus paid to Lacy equal to less than or more than one hundred percent (100%) of Base Salary).

5.2 All bonuses pursuant to this Section 5 shall be paid to Lacy in conformance with the Company's normal bonus pay policies following the end of the respective fiscal year. For the purpose of this Section 5, bonuses paid with respect to the fiscal year shall include payments made outside of the fiscal year but for such fiscal year and shall exclude payments made in the fiscal year that are for another fiscal year.

6. Short-Term Disability.

During any period of short-term disability, the Company will continue to pay to Lacy the Base Salary throughout the period of short-term disability, but in no event beyond the end of Term. In addition, Lacy will continue to receive all rights and benefits under the benefit plans and programs of the Company in which Lacy is a participant as determined in accordance with the terms of such plans and programs, and Lacy shall be eligible to receive the benefit of his target MIP bonus for the initial year in which the short-term disability occurs without reduction for the period of short-term disability. In the event of Lacy's death during a period of short-term disability, the provisions of Section 9.1 shall apply. For the purposes of this Agreement, short-term disability shall be defined as the incapacitation of Lacy by reason of sickness, accident or other physical or mental disability which continues for a period not to exceed the fifth month anniversary of the date of the cause or onset of such incapacitation. All benefits provided under this Section 6 shall be in replacement of and not in addition to benefits payable under the Company's short-term and long-term disability plan(s), except to the extent such disability plan(s) provide greater benefits than the disability benefits provided under this Agreement, in which case the applicable disability plan(s) would supersede the applicable provisions of this Agreement. In the event Lacy is determined to be permanently disabled (as determined under Section 9.2), the provisions of Section 9.2 shall apply.

7. Employee Benefit Plans.

7.1 During the Term of this Agreement and subject to all eligibility requirements, and to the extent permitted by law, Lacy will have the opportunity to participate in all employee benefit plans and programs generally available to the Company's employees in accordance with the provisions thereof as in effect from time to time, including, without limitation, medical coverage, group life insurance, holidays and vacations, Meredith Savings and Investment Plan (401k) and the Meredith Employees' Retirement Income Plan, but not including the Company's short-term and long-term disability plans, except to the extent that such disability plans provide greater benefits than the disability benefits provided under this Agreement, in which case the applicable disability plan would supersede the applicable provisions of this Agreement.

7.2 In addition to benefits described in Section 7.1 during the Term of this Agreement, Lacy shall also receive or participate in, to the extent permitted by law, the various perquisites and plans generally available to officers of the Company in accordance with the provisions thereof as in effect from time to time including, without limitation, the following perquisites to the extent the Company continues to offer them: an automobile or automobile allowance, country club dues, dining club dues, tax and estate planning, supplemental medical plan and executive life insurance (if insurable). In addition, Lacy shall participate in the Meredith Replacement Benefit Plan and the Meredith Supplemental Benefit Plan.

8. Expense Reimbursements.

During Lacy's employment with the Company, Lacy will be entitled to receive reimbursement by the Company for all reasonable, out-of-pocket expenses incurred by him (in accordance with policies and procedures established by the Company), in connection with his performing services hereunder, provided Lacy properly accounts therefor.

9. Consequences of Termination of Employment.

9.1 Death. In the event of the death of Lacy during the Term of this Agreement or during the period when payments are being made pursuant to Sections 6 or 9.2, this Agreement shall terminate and all obligations to Lacy shall cease as of the date of death except that, (a) the Company will pay to the legal representative of his estate the Base Salary until the end of the month of the first anniversary of Lacy's death (but not beyond June 30, 2009), and (b) all rights and benefits of Lacy under the benefit plans and programs of the Company in which Lacy is a participant, will be provided as determined in accordance with the terms and provisions of such plans and programs. Any bonus (or amounts in lieu thereof) pursuant to Section 5, payable for the fiscal year in which Lacy's death occurs, shall be determined by the Compensation Committee at its meeting following the end of such fiscal year pro rata to the date of death and promptly paid to Lacy's estate. All awards of restricted stock, stock options and any other benefits under the Long-Term Incentive Plans shall be handled in accordance with the terms of the relevant plan and agreements entered into between Lacy and the Company with respect to such awards.

9.2 Disability. If Lacy shall become permanently incapacitated by reasons of sickness, accident or other physical or mental disability, as such incapacitation is certified by a physician chosen by the Company and reasonably acceptable to Lacy (if he is then able to exercise sound judgment), and shall therefore be unable to perform his normal duties hereunder, then the employment of Lacy hereunder and this Agreement may be terminated by Lacy or the Company upon thirty (30) days' written notice to the other party following such certification. Should Lacy not acquiesce (or should he be unable to acquiesce) in the selection of the certifying doctor, a doctor chosen by Lacy (or if he is not then able to exercise sound judgment, by his spouse or personal representative) and reasonably acceptable to the Company shall be required to concur in the medical determination of incapacitation, failing which the two doctors shall designate a third doctor whose decision shall be determinative as of the end of the calendar month in which such concurrence or third-doctor decision, as the case may be, is made. After the final certification is made and the 30-day written notice is provided, the Company shall pay to Lacy, at such times as Base Salary provided for in Section 3 of this Agreement would normally be paid, 100% of Base Salary for the first twelve months following such termination, 75% of Base Salary for the next twelve-month period and 50% of Base Salary for the remaining period of what would have constituted the current Term of employment but for termination by reason of disability (but in no event beyond June 30, 2009). Following the termination pursuant to this Section 9.2, the Company shall pay or provide to Lacy such other rights and benefits of participation under the employee benefit plans and programs of the Company to the extent that such continued participation is not otherwise prohibited by applicable law or by the express terms and provisions of such plans and programs. Furthermore, nothing contained in this Section 9.2 shall preclude Lacy from receiving the benefit of his target MIP bonus for the initial year in which a short-term disability occurs pursuant to the provisions of Section 6. All benefits provided under this Section 9.2 shall be in replacement of and not in addition to benefits payable under the Company's short-term and long-term disability plans, except to the extent such disability plans provide greater benefits than the disability benefits provided under this Agreement, in which case the applicable disability plan(s) would supersede the applicable provisions of this Agreement. All awards of restricted stock, stock options and any other benefits under the Long-Term Incentive Plans shall be handled in accordance with the terms of the relevant plan and agreements entered into between Lacy and the Company with respect to such awards.

9.3 Due Cause. The Company may terminate Lacy's employment, remove him as an officer and director of the Company and terminate this Agreement at any time for Due Cause. In the event of such termination for Due Cause, Lacy shall continue to receive Base Salary payments provided for in this Agreement only through the date of such termination for Due Cause. Any bonus (or amounts in lieu thereof) pursuant to Section 5, payable for the fiscal year in which a Due Cause termination occurs, shall be determined by the Compensation Committee at its meeting following the end of such fiscal year pro rata to the date of termination and promptly paid to Lacy, and Lacy shall be entitled to no further benefits under this Agreement, except that any rights and benefits Lacy may have under the employee benefit plans and programs of the Company, in which Lacy is a participant, shall be determined in accordance with the terms and provisions of such plans and programs. Lacy understands and agrees that in the event of the termination of employment, removal as an officer and director and termination of this Agreement pursuant to this Section 9.3: (a) All awards of restricted stock, stock options and any other benefits under the Long-Term Incentive Plans shall be handled in accordance with the terms of the relevant plan and agreements entered into between Lacy and the Company with respect to such awards and (b) except as otherwise provided in this Section 9.3, the Company shall have no further obligation to pay any bonus to Lacy under the terms of the MIP or this Agreement, but that the obligations of Lacy under Section 10 shall remain in full force and effect. The term "Due Cause" shall mean (i) the willful and continued failure of Lacy to attempt to perform substantially his duties with the Company (other than any such failure resulting from Disability), after a demand for substantial performance is delivered to Lacy by the Board, which specifically identifies the manner in which Lacy has not attempted to substantially perform his duties, or (ii) the engaging by Lacy in willful misconduct which is materially injurious to the Company, monetarily or otherwise. For purposes of this definition, no act, or failure to act, on the part of Lacy shall be considered "willful" unless it is done, or omitted to be done, by Lacy in bad faith and without reasonable belief that Lacy's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Lacy in good faith and in the best interests of the Company. Notwithstanding the foregoing, Lacy shall not be deemed to have been terminated for Due Cause unless and until there have been delivered to him a copy of a resolution duly adopted by the affirmative vote of at least 3/4 of the Board (excluding Lacy) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Lacy and he is given an opportunity, together with counsel, to be heard before the Board) finding that in the good faith opinion of the Board Lacy was guilty of conduct set forth herein and specifying the particulars thereof.

9.4 Without Cause. The other provisions of this Agreement notwithstanding, the Company may terminate Lacy's employment, remove him as an officer and director and terminate this Agreement at any time for whatever reason it deems appropriate, with or without cause and with or without prior notice. In the event of such a termination of Lacy's employment and this Agreement, Lacy shall have no further obligations of any kind under or arising out of the Agreement (except for the obligations of Lacy under Section 10) and the Company shall be obligated only to promptly pay Lacy the following in a lump sum payment: (a) Base Salary and the target MIP bonus amounts provided in Section 5 of this Agreement through the end of the then current Term of this Agreement (the "Remaining Term") as provided for under Section 2 of this Agreement, but no less than a total of twenty-four months of Base Salary and target bonus under the MIP or successor plans; and (b) any other amounts due and owing not then paid; provided, however, that in the event that as a result of such termination of employment Lacy would otherwise be entitled to a severance payment (a "Change of Control Severance Payment") under Section 4 of the Amended and Restated Severance Agreement dated as of February 1, 2001, and the Addendum to the Amended and Restated Severance Agreement dated as of May 11, 2004, between Lacy and the Company, (the "Severance Agreement"), Lacy shall be entitled to the amounts described in clause (b) above and the greater of: (i) the cash severance benefits described in clause (a) of this sentence and (ii) the cash severance benefits described in Section 4(a) of the Severance Agreement, but in no event to both payments.

After the date of termination under this Section 9.4 or Section 9.6, Lacy shall not be treated as an employee for purposes of the Company's employee benefit plans or programs even though he may continue to receive payments as provided in this Section 9.4, except: that Lacy and his eligible dependents shall continue, to the extent permitted by law, to be covered by health and welfare insurance plans or programs in which Lacy and his eligible dependents participate immediately prior to Lacy's termination of employment for the Remaining Term; provided, however, that if during such time period Lacy should enter into employment with a new employer and become eligible to receive comparable insurance benefits, the continued insurance benefits described herein shall automatically cease. In the event that Lacy is ineligible, for whatever reason, to continue to be so covered with respect to any of the above-referenced plans or programs, the Company shall provide substantially equivalent coverage through other sources (determined on an after-tax basis). In the event Lacy would otherwise be entitled to a Change of Control Severance Payment under the Severance Agreement as a result of a termination of employment under this Section 9.4, Lacy may elect to receive the continued health and welfare insurance benefits under this Section 9.4 or under Section 4(b) of the Severance Agreement, but in no event both benefits.

Furthermore, in the event of a termination Without Cause, Lacy shall be presumed to have met eligibility requirements specified in Section 2.4 of the Meredith Replacement Benefit Plan and the Meredith Supplemental Benefit Plan or any successor thereto. He shall be presumed to have met eligibility requirements for the Company's Retiree Health Care coverage at end of the Term provided, however, that if subsequent to such termination Lacy should enter into employment with another employer and become eligible for health insurance benefits, Lacy's eligibility for Retirement Health Care coverage shall automatically cease. All awards of restricted stock and stock options shall automatically vest and be exercisable for the full unexpired term of the option.

Lacy agrees that the payments described in this Section 9.4 shall be full and adequate compensation to Lacy for all damages Lacy may suffer as a result of the termination of his employment pursuant to this Sections 9.4 or 9.6, and in consideration of the payments and benefits provided in this Section 9.4, Lacy agrees to execute a Waiver and Release Agreement in the form attached hereto as Attachment A; provided, however, that, except as specifically provided for under this Section 9.4, any rights and benefits Lacy may have under the employee benefit plans and programs of the Company, in which Lacy is a participant, shall be determined in accordance with the terms and provisions of such plans and programs.

9.5 Employee Voluntary. In the event Lacy terminates his employment of his own volition prior to the end of the term of this Agreement, except for a termination as described in Section 9.6 and except for termination for Good Reason as specifically provided otherwise in the Severance Agreement, such termination shall constitute a voluntary termination and in such event the Company's only obligation to Lacy shall be to make Base Salary payments provided for in this Agreement through the date of such voluntary termination. Any rights and benefits Lacy may have under the employee benefit plans and programs of the Company, in which he is a participant, shall be determined in accordance with the terms and provisions of such plans and programs. Lacy understands and agrees that in the event of the termination of employment pursuant to this Section 9.5: (a) All awards of restricted stock, stock options and any other benefits under the Long-Term Incentive Plans shall be handled in accordance with the terms of the relevant plan and agreements entered into between Lacy and the Company with respect to such awards; and (b) the Company shall have no further obligation to pay any bonus to Lacy under the terms of the MIP or this Agreement.

9.6 Failure to Re-elect as Chief Executive Officer or Director. If at any time prior to the end of the Term of this Agreement Lacy is not re-elected to or is removed from the office of Chief Executive Officer or as a Director of the Company or the Company materially violates Section 1.1 of this Agreement (for reasons other than Due Cause), Lacy shall have the right to terminate his employment with the Company after first giving the Company written notice of the violation and providing a period of ten (10) days in which the violation may be cured and by thereafter giving written notice within ninety (90) days after the date of such action, and such termination shall be deemed to be termination by the Company without "Due Cause," and such termination shall be treated in accordance with the terms of Section 9.4 above.

9.7 The Company agrees to continue Lacy's coverage under such directors and officers' liability insurance policies as shall from time to time be in effect for active officers and employees for not less than six years following Lacy's termination of employment.

10. Covenants of Lacy.

10.1 Lacy acknowledges that as a result of the services to be rendered to the Company hereunder, Lacy will be brought into close contact with many confidential affairs of the Company, its subsidiaries and affiliates, not readily available to the public. Lacy further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character; that the business of the Company is international in scope; that its goods and services are marketed throughout the United States and various parts of the world and that the Company competes with other organizations that are or could be located in nearly any part of the United States and in various parts of the world.

10.2 In recognition of the foregoing, Lacy covenants and agrees that, except as is necessary in providing services under this Agreement or to the extent necessary to comply with law or the valid order of a court or government agency of competent jurisdiction, Lacy will not knowingly use for his own benefit nor knowingly divulge any Confidential Information and Trade Secrets of the Company, its subsidiaries and affiliated entities, which are not otherwise in the public domain and, so long as they remain Confidential Information and Trade Secrets not in the public domain, will not intentionally disclose them to anyone outside of the Company either during or after his employment. For the purposes of this Agreement, "Confidential Information and Trade Secrets" of the Company means information which is secret to the Company, its subsidiaries and affiliated entities. It may include, but is not limited to, information relating to the magazines, books, publications, products, services, television stations, integrated marketing, interactive media, electronic commerce, new and future concepts and business of the Company, its subsidiaries and affiliates, in the form of memoranda, reports, computer software and data banks, customer lists, employee lists, books, records, financial statements, manuals, papers, contracts and strategic plans. As a guide, Lacy is to consider information originated, owned, controlled or possessed by the Company, its subsidiaries or affiliated entities which is not disclosed in printed publications stated to be available for distribution outside the Company, its subsidiaries and affiliated entities as being secret and confidential. In instances where doubt does or should reasonably be understood to exist in Lacy's mind as to whether information is secret and confidential to the Company, its subsidiaries and affiliated entities, Lacy agrees to request an opinion, in writing, from the Board of Directors.

10.3 Anything to the contrary in this Section 10 notwithstanding, Lacy shall disclose to the public and discuss such information as is customary or legally required to be disclosed by a Company whose stock is publicly traded, or that is otherwise legally required to disclose, or that is in the best interests of the Company to do so.

10.4 Lacy will deliver promptly to the Company on the termination of his employment with the Company, or at any other time the Company may so request, all memoranda, notes, records, reports and other documents relating to the Company, its subsidiaries and affiliated entities, and all property owned by the Company, its subsidiaries and affiliated entities, which Lacy obtained while employed by the Company, and which Lacy may then possess or have under his control.

10.5 During and for a period of twenty-four (24) months after the termination of employment with the Company (except that the time period of such restrictions shall be extended by any period during which Lacy is in violation of this Section 10.5), Lacy will not knowingly interfere with, disrupt or attempt to disrupt, any then existing relationship, contractual or otherwise between the Company, its subsidiaries or affiliated entities, and any customer, client, supplier, or agent, or knowingly solicit, or assist any other entity in soliciting for employment, any person known to Lacy to be an agent or executive employee of the Company, its subsidiaries, or affiliated entities, it being understood that the right to seek or enter into contractual arrangements with independent contractors, including, without limitation, consultants, professionals, authors, advertisers and the like, shall not be abridged by reason of this Section 10. In addition, in the event of a voluntary termination under Section 9.5, during and for a period of twenty-four (24) months after the termination of employment with the Company, Lacy will not render services directly or indirectly as an employee, officer, director, consultant, independent contractor or in any other capacity to any person or entity that is a competitor of the Company.

10.6 Lacy will promptly disclose to the Company all inventions, processes, original works of authorship, trademarks, patents, improvements and discoveries related to the business of the Company, its subsidiaries and affiliated entities (collectively "Developments"), conceived or developed during Lacy's employment with the Company and based upon information to which he had access during the term of employment, whether or not conceived during regular working hours, through the use of the Company time, material or facilities or otherwise. All such Developments shall be the sole and exclusive property of the Company, and upon request Lacy shall deliver to the Company all outlines, descriptions and other data and records relating to such Developments, and shall execute any documents deemed necessary by the Company to protect the Company's rights hereunder. Lacy agrees upon request to assist the Company to obtain United States or foreign letters patent and copyright registrations covering inventions and original works of authorship belonging to the Company hereunder. If the Company is unable because of Lacy's mental or physical incapacity to secure Lacy's signature to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations covering inventions and original works of authorship belonging to the Company hereunder, then Lacy hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by him. Lacy hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that he may hereafter have for infringement of any patents or copyright resulting from any such application for letters patent or copyright registrations belonging to the Company hereunder.

10.7 Lacy agrees that the remedy at law for any breach or threatened breach of any covenant contained in this Section 10 may be inadequate and that the Company, in addition to such other remedies as may be available to it, in law or in equity, shall be entitled to injunctive relief without bond or other security.

10.8 Although the restrictions contained in Sections 10.1, 10.2, 10.4 and 10.5 above are considered by the parties hereto to be fair and reasonable in the circumstances, it is recognized that restrictions of such nature may fail for technical reasons, and accordingly it is hereby agreed that if any of such restrictions shall be adjudged to be void or unenforceable for whatever reason, but would be valid if part of the wording thereof were deleted, or the period thereof reduced or the area dealt with thereby reduced in scope, the restrictions contained in Section 10.1, 10.2, 10.4 and 10.5 shall be enforced to the maximum extent permitted by law, and the parties consent and agree that such scope or wording may be accordingly judicially modified in any proceeding brought to enforce such restrictions.

10.9 Notwithstanding that Lacy's employment hereunder may expire or be terminated as provided in Sections 2 or 9 above, this Agreement shall continue in full force and effect insofar as is necessary to enforce the covenants and agreements of Lacy contained in this Section 10. In addition, the Company obligations under Sections 9, 11 and 19 shall continue in full force and effect with respect to Lacy or his estate.

11. Arbitration.

The parties shall use their best efforts and good will to settle all disputes by amicable negotiations. The Company and Lacy agree that, with the express exception of any dispute or controversy arising under Section 9.2 or Section 10 of this Agreement or as may be required under Section 3(g) of the Severance Agreement, any controversy or claim arising out of or in any way relating to Lacy's employment with the Company, including, without limitation, any and all disputes concerning this Agreement and the termination of this Agreement that are not amicably resolved by negotiation, shall be settled by arbitration in Des Moines, Iowa, or such other place agreed to by the parties, as follows:

(a) Any such arbitration shall be heard before an arbitrator who shall be impartial. Except as the parties may otherwise agree, the arbitrator shall be appointed by the American Arbitration Association in accordance with its rules and procedures. In determining the appropriate background of the arbitrator, the appointing authority shall give due consideration to the issues to be resolved, but its decision as to the identity of the arbitrator shall be final.

(b) An arbitration may be commenced by any party to this Agreement by the service of a written Request for Arbitration upon the other affected party. Such Request for Arbitration shall summarize the controversy or claim to be arbitrated, and shall be referred by the complaining party to the appointing authority for appointment of arbitrators ten (10) days following such service. If an arbitrator is not appointed by the appointing authority within sixty (60) days following such reference, any party may apply to any court within the State of Iowa for an order appointing arbitrators qualified as set forth below. No Request for Arbitration shall be valid if it relates to a claim, dispute, disagreement or controversy that would have been time barred under the applicable statute of limitations had such claim, dispute, disagreement or controversy been submitted to the courts of the State of Iowa.

(c) Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

(d) It is intended that controversies or claims submitted to arbitration under this Section 11 shall remain confidential, and to that end it is agreed by the parties that neither the facts disclosed in the arbitration, the issues arbitrated, nor the views or opinions of any persons concerning them, shall be disclosed by third persons, any employees of the Company involved in such arbitration proceedings, or Lacy's or the Company's representatives, at any time, except to the extent necessary to enforce an award or judgment or as required by law or in response to legal process or in connection with such arbitration. In addition, Lacy shall be entitled to disclose the facts disclosed in arbitration, the issues arbitrated, and the views or opinions of any persons concerning them to legal and tax advisors so long as such advisors agree to be bound by the terms of this Agreement.

12. Successors and Assigns.

12.1 Assignment by the Company. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.

12.2 Assignment by Lacy. Lacy may not assign this Agreement or any part thereof; provided, however, that nothing herein shall preclude one or more beneficiaries of Lacy from receiving any amount that may be payable following the occurrence of his legal incompetency or his death and shall not preclude the legal representative of his estate from receiving such amount or from assigning any right hereunder to the person or persons entitled thereto under his will or, in the case of intestacy, to the person or persons entitled thereto under the laws of the intestacy applicable to his estate.

13. Governing Law.

This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Iowa without reference to the principles of conflict of laws.

14. Entire Agreement.

This Agreement and those plans and agreements referenced herein contain all the understandings and representations between the parties hereto pertaining to the subject of the employment of Lacy by the Company and supersede all undertakings and agreements, whether oral or in writing, if any there be, previously entered into by them with respect thereto.

15. Amendment or Modification; Waiver.

No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing, signed by Lacy and by a duly authorized officer of the Company and approved in advance by the Compensation Committee. Except as otherwise specifically provided in this Agreement, no waiver by either party hereto of any breach by the other party of any condition or provision of the Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

16. Notices.

Any notice to be given hereunder shall be in writing and delivered personally or sent by overnight mail, such as Federal Express, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

If to Company:

Chairman of the Compensation Committee

Board of Directors

Meredith Corporation

1716 Locust Street

Des Moines, Iowa 50309-3023

with a copy to:

John Zieser, Esquire

Vice President-General Counsel & Secretary

Meredith Corporation

1716 Locust Street

Des Moines, Iowa 50309-3023

If to Lacy:

Stephen M. Lacy

Chief Executive Officer Meredith Corporation

1716 Locust Street

Des Moines, Iowa 50309-3023

with a copy to:

Margo C. Soule, Esquire

Sonnenschein Nath & Rosenthal LLP

4520 Main Street

Kansas City, Missouri 64111

17. Severability.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

18. Withholding.

Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Lacy or his beneficiaries, including his estate, shall be subject to withholding and deductions as the Company may reasonably determine it should withhold or deduct pursuant to any applicable law or regulation. In lieu of withholding or deducting, such amounts, in whole or in part, the Company may, in its sole discretion, accept other provision for payment as permitted by law, provided it is satisfied in its sole discretion that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

19. Deferred Payments.

Any amounts required under this Agreement to be paid to Lacy that Lacy can and does elect to defer under any Company benefit plan or program shall be deemed to have been paid to him for purposes of this Agreement; provided, however, that if the Company breaches the terms of any deferred compensation plan, arrangement or agreement with respect to which such amounts are to be paid, Lacy may claim a breach of this Agreement.

Notwithstanding anything in this Agreement or elsewhere to the contrary:

(a) If payment or provision of any amount or other benefit that is "deferred compensation" subject to Section 409A of the Code at the time otherwise specified in this Agreement or elsewhere would subject such amount or benefit to additional tax pursuant to Section 409A(a)(1)(B) of the Code, and if payment or provision thereof at a later date would avoid any such additional tax, then the payment or provision thereof shall be postponed to the earliest date on which such amount or benefit can be paid or provided without incurring any such additional tax. In the event this Section requires a deferral of any payment, such payment shall be accumulated and paid in a single lump sum on such earliest date together with interest for the period of delay, compounded annually, equal to the prime rate (as published in The Wall Street Journal), and in effect as of the date the payment should otherwise have been provided.

(b) If any payment or benefit permitted or required under this Agreement, or otherwise, is reasonably determined by either party to be subject for any reason to a material risk of additional tax pursuant to Section 409A(a)(1)(B) of the Code, then the parties shall promptly agree in good faith on appropriate provisions to avoid such risk without materially changing the economic value of this Agreement to either party.

20. Survivorship.

The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

21. Duty to Mitigate: Set-off.

Lacy shall not be required to seek employment, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Lacy as the result of employment by another employer after the date of termination of Lacy's employment, or otherwise, except as may be provided under Section 9.4 with respect to health and welfare insurance benefits. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set off, counterclaim, recoupment, defense, or other claim, right or action that the Company may have against Lacy or others, except to be extent such employment violates Section 10.5.

22. Headings.

Headings of the sections of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section.

23. Knowledge and Representation.

Lacy acknowledges that the terms of this Agreement have been fully explained to him, that Lacy understands the nature and extent of the rights and obligations provided under this Agreement, and that Lacy has been represented by legal counsel in the negotiation and preparation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

MEREDITH CORPORATION

By: __/s/ Herbert M. Baum___________

Chairman of the Compensation Committee

Dated: ____January 30, 2006_________

STEPHEN M. LACY

___/s/ Stephen M. Lacy_____________

Dated: ___January 30, 2006__________